AGREEMENT

This agreement, entered into on September 24, 2008, hereby supplements and restates that certain Management Entrustment Agreement made and entered into on November 8, 2006 and amended and restated on April 24, 2008 in Xi’an City, China (the “Management Entrustment Agreement”), by and among the following parties: Xi'an Amorphous Alloy Zhongxi Transformer Co., Ltd. (“Zhongxi”), An Sen (Xi'an) Power Science & Technology Co., Ltd. (“An Sen”), Zhejiang Lvneng Electric Co.Ltd. (“ZLE”) and Xi'an Zhongxi Zhengliu Dianlu Transformer Factory, Ltd. (“Dianlu”).

WHEREAS:

1.  In June, 2004, Xi'an Amorphous Alloy Science and Technology Co., Ltd. (“Alloy Science”) and Dianlu formed Zhongxi, with Dianlu owning 6.25% of Zhongxi; and

2.  On October 28, 2006 Alloy Science, Zhongxi and its shareholders entered into an Investment Trust Agreement where substantially all of the assets of Alloy Science were transferred to Zhongxi and 93.75% of Zhongxi’s common stock was held for the benefit of Alloy Science and its shareholders with 6.25% remaining with Dianlu; and

3.  In November, 2006, in exchange for agreeing to enter into the Management Entrustment Agreement, Dianlu received 560,100 shares of common stock of China Power Equipment, Inc. (the “China Power Shares”); and

4.   On July 11, 2007, Dianlu transferred its 6.25% nominal interest in Zhongxi (“the Interest”) and the China Power Shares to ZLE;

NOW, THEREFORE, in accordance with the relevant laws and regulations of the People’s Republic of China, the parties agree to enter into this Agreement and to be bound with the terms and conditions as follows:

Article 1.  Agreement to be Formally Bound by the Management Entrustment Agreement

1.1
Dianlu agrees that it received the China Power Shares in consideration of its agreement to be bound by the terms of the Management Entrustment Agreement. ZLE, as the current owner of the Interest and the China Power Shares, hereby agrees that as a condition of it retaining the China Power Shares, it agreed to be bound by each and every term of the Management Entrustment Agreement and hereby confirms and agrees that it previously executed the amended and restated Management Entrustment Agreement dated April 24, 2008.

Article 2  Miscellaneous

2.1  Any supplemental agreements entered into by the parties after the effective date of this Agreement shall be an effective part of this Agreement and have the same legal effect as this Agreement. If there is any discrepancy between the supplemental agreement and this Agreement, the supplemental agreement shall prevail.

2.2  This Agreement shall and its enforcement be construed in accordance with the laws of the People’s Republic of China.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on this date first above written.

Party A: Xi' an Amorphous Alloy Zhongxi Transformer Co., Ltd

By:
Name:
Title:

An Sen (Xi’an) Power Science & Technology Co., Ltd.

By:
Name:
Title:

Zhejiang Lvneng Electric Co.Ltd.

By:
Name:
Title:

Xi'an Zhongxi Zhengliu Dianlu Transformer Factory, Ltd.

By:
Name:
Title: